Exhibit 99.1

CTC MEDIA ANNOUNCES FINANCIAL RESULTS FOR

THE FIRST QUARTER ENDED MARCH 31, 2015

Moscow, Russia — April 30, 2015 — CTC Media, Inc. (“CTC Media” or the “Company”) (NASDAQ: CTCM), Russia’s leading independent media company, today announced its unaudited consolidated financial results for the first quarter ended March 31, 2015.

Q1 2015 FINANCIAL HIGHLIGHTS

•                  Total revenues and advertising revenues were RUR 4.9 billion ($79.1 million) and RUR 4.8 billion ($77.4 million), respectively, reflecting the estimated 21% contraction of the overall Russian television advertising market in the quarter

•                  OIBDA(1),(2) of RUR 0.5 billion ($8.4 million) with double-digit OIBDA margin(1),(2) of 10.6%, despite the decline in the overall TV ad market and challenging macroeconomic environment

•                  Net cash position of $108.0 million at the end of the period

•                  Dividends of $0.175 per share, or $27.3 million in the aggregate, paid in Q1 2015

•                  Fully diluted earnings per share of $0.05 (Q1 2014: $0.20)

•                  Results as reported in USD materially affected by the significant decline in the value of the ruble, from RUR 35.0 to $1.00 in Q1 2014 to RUR 62.2 to $1.00 in Q1 2015

CORPORATE UPDATE AND OUTLOOK

•                  The Board decides not to declare a dividend in the second quarter to preserve the financial and strategic flexibility of the Company in the current market, operational and corporate circumstances

•                  The Board and management continue efforts to respond to amendment to Russian Mass Media Law that will limit foreign ownership starting in 2016, including exploring potential sale transactions

•                  Limited visibility for 2015, with third-party estimates of a decline in Russian TV advertising revenues in the second quarter of 22% and for the full year of 20-25%.  The Company expects total ruble revenues to be in line with the Russian TV advertising market as a whole, and to be adversely affected by loss of sublicensing revenues in Ukraine. The Company anticipates OIBDA margin for the full year to be broadly in line with the first quarter

KEY BUSINESS HIGHLIGHTS IN Q2

•                  Launch of movie streaming services on CTC Media online properties, which include ctc.ru, domashniy.ru, peretz.ru, videomore.ru. This is another important step toward the realization of our strategic goal to transform CTC Media into a content-focused broadcaster across all media and geographies. This new service will also be monetized through advertising.

•                  Partnership with Wildberries, one of the largest online retailers in Russia. The partnership will expand sales of CTC Media’s “Sweet Me” women’s clothing brand launched in April 2014.  We expect that the partnership with Wildberries will help us reach our sales target of RUR 200 million by year-end.

(1)  (2) OIBDA is defined as operating income before depreciation and amortization. OIBDA margin is defined as OIBDA divided by total operating revenues. Both OIBDA and OIBDA margin are non-GAAP financial measures. Please see the accompanying financial tables at the end of this release for a reconciliation of OIBDA to operating income and OIBDA margin to operating income margin.

•                  Start of cooperation with Magnit, Russia’s leading retail chain, on the launch of a new customer loyalty program under the brand of the “Kukhnya” (Kitchen) series. The project is one of the most prominent examples of the large-scale use of a TV brand in a Russian retail network.

Yuliana Slashcheva, Chief Executive Officer of CTC Media: “Despite facing headwinds from a dramatically worsening macroeconomic environment, the sharp decline of the Russian advertising market and the loss of Ukrainian sublicensing revenues, CTC Media demonstrated good results in the first quarter of 2015. Thanks to our entrepreneurial management team, we managed to maintain a double-digit OIBDA margin of 10.6% in the first quarter, which we believe is a very positive statistic given market conditions and industry peer results.

We were able to maintain control of operating expenses reducing total operating expenses by 5% by making reductions in SG&A as well as moderate reductions in programming expenses. Our expense reduction initiatives also helped offset significant increases in spending on a range of items outside of the company’s control, such as a more than doubling of expenditures related to our participation in the second digital multiplex, cancellation of social tax benefits which significantly increased payroll costs as of January 1 for all companies in the media industry, and increases in analog broadcasting transmission expenses.

Expenses related to the development of new content were reduced in the first quarter, easing pressure on cash flow. Due to the nature of the television production cycle, which takes place over a period of 8-12 months on average, we expect to see corresponding reductions in pressure on costs spent on the television viewing grid as well as lower programming expenses by the end of 2015 and the beginning of 2016.

In light of current market conditions, we are balancing the need to reduce expenses while at the same time making sure that spending levels remain appropriate for effective monetization.  Given the advertising market’s weak performance and high volatility, we have deferred the majority of high-quality premieres to the second half of 2015, which was partially responsible for the CTC audience share temporary decline in Q1. CTC will premiere a new line-up of seasons for hit shows like “Kitchen”, “Voroniny” and “Molodezhka”, as well as a number of new projects like “Londongrad”, in the autumn.

As before, our in-demand content continues to attract our target audiences. The premieres of “Molodezhka-2” and “Ural Pelmeni,” which occurred in the first quarter of 2015, garnered 13.4% and 12.5% of audience share respectively, which is higher than the channel’s average audience share in Q1 2015 as well as any quarter in 2014.

We plan to introduce new content to the CTC channel in the second quarter of 2015 as we broaden our portfolio of production company partnerships.

“Domashny” celebrated its 10-year anniversary and has become Russia’s leading channel for female audiences. Thanks to effective content management, marketing and public relations efforts, the channel demonstrated significant audience share growth year-on-year, growing from 3.1% in Q1 2014 to 3.4% in Q1 2015.  Furthermore, we are also seeing the channel attract younger audiences, which are more economically active and therefore more attractive to advertisers, with much of the growth coming from viewers aged 25-50. Viewers aged 50-59 only accounted for 0.3% of the channel’s total audience share.  We were able to conclude broadcasts of the very popular series “The Magnificent Century” in the first quarter of 2015 without losing audience share, thereby supporting the thesis that thanks to its new management in 2014, Domashny was able to break its reliance on a single product. We believe that the new management teams of our other channels will demonstrate similarly impressive results over the course of the year.

The new management of “Peretz” is currently in the process of repositioning the channel. The channel’s new concept will be announced in the second half of the year. Already, we have noticed that changes in content have made the channel more attractive to advertisers. In March, the channel reported its first growth in several periods, with audience share rising to 2%, as compared to 1.9% at the beginning of the quarter. This is especially impressive given that March and April tend to be difficult months for smaller channels since major networks typically premiere new content during this time.

CTC Love was the leader, among all themed networks, for its target audience of viewers aged 11-34. The channel’s total audience share increased to 0.8% in the first quarter of 2015 from 0.6% in the fourth quarter of 2014. During the first quarter, on February 14, the channel held its first live broadcast of the Big Love show, which garnered 1% of the total audience. CTC Love is already contributing to CTC Media’s overall results, with revenues from the channel increasing Group revenues by RUR 58 million.

Our asset in Kazakhstan, “Channel 31,” also demonstrated impressive results for the fourth consecutive quarter. The channel was ranked second in audience share among channels broadcasting in Kazakhstan by the end of 2014 and has maintained its ranking in the first quarter of 2015. The channel’s total audience share rose from 11.7% to 14.8% year-on-year.

The digital and transmedia part of our business achieved a 12% revenue and 14% OIBDA growth. This business continues to actively increase its revenues in 2015. We plan to introduce a variety of new services, including premium options, to our audience in the second half of 2015, which could contribute to a widening of margins in the digital and transmedia department.

Our International channels also showed impressive year-on-year revenue growth, increasing 136% in ruble terms. We also managed to reduce expenses following a change in our operating model in Moldova, which was announced in January of this year, and we expect additional savings by year-end.

On January 1, amendments to Ukraine’s cinematography law came into force, significantly increasing restrictions around the provision and broadcasting of international content, including content produced in Russia. The law prohibits the screening of Russian content produced after January 1, 2014. In light of this, we expect to receive no revenues from sublicensing in Ukraine in 2015. As in 2014, we will seek to offset these losses through the development of new business and revenue streams, which already account for close to 4% of total revenue.

The strategy developed by CTC Media at the end of 2013 calls for our transformation into a content holding company focused on broad distribution and revenue diversification.  As our first quarter results demonstrate, we continue to successfully execute that strategy despite unprecedented external challenges to our business.”

Operating Review

	Three Months				Three Months
	Ended March 31,		Change		Ended March 31,		Change
(RUB in million, US$ in million	2014	2015			2014	2015
except per share data)	Rubles				US Dollars

Total operating revenues	6,546.3	4,917.9	(25)%		$186.2	$79.1	(58)%
Including:
Advertising revenues	6,487.2	4,807.2	(26)%		184.6	77.4	(58)%
Total operating expenses	(4,833.4)	(4,615.6)	(5)%		(138.1)	(74.3)	(46)%
OIBDA(2)	1,985.9	521.7	(74)%		56.0	8.4	(85)%
OIBDA margin(2)	30.3%	10.6%	(19.7	)pp	30.1%	10.6%	(19.5	)pp
Net income attributable to CTC Media, Inc. stockholders	1,119.8	511.6	(54)%		31.2	8.4	(73)%
Fully diluted earnings per share	nm	nm			$0.20	$0.05

Share of Viewing

	Average Target Audience Shares (%)
	Q1 2014		Q4 2014	Q1 2015

CTC Channel (all 10-45)	10.8		9.7	8.3
Domashny Channel (females 25-59)	3.1		3.1	3.4
Peretz Channel (all 25-49)	2.4		2.0	1.9
Channel 31 (all 6-54)	11.7		15.3	14.8
CTC Love (all 11-34)	nm	*	0.6	0.8

* CTC Love started to be measured by TNS Russia from September 2014

Our Russian channels’ target audience shares continued to be affected by overall audience fragmentation and increased competition in the period. All larger national free-to-air TV channels in Russia were negatively impacted by increased competition from smaller niche and non-free-to-air channel viewership in the “All 4+” category, which increased from 17.2% in 2013 to 18.4% in 2014 and 20.3% in the first quarter of 2015.

In the three months ending March 31, 2015, CTC channel maintained its place as the third most-watched broadcaster in Russia in its target demographic of 10 to 45 year old viewers. CTC channel’s average target audience share among 10 to 45 year-old viewers decreased year-on-year in the first quarter of 2015 from 10.8% to 8.3%. In the current market conditions, the channel’s high-quality premieres were shifted to the second half of 2015 when spending levels are expected to be appropriate for effective monetization.

Domashny channel’s target audience share among 25-59 year-old female viewers increased year-on-year in the first quarter of 2015 from 3.1% to 3.4%, reflecting the qualitative structural changes in the programming schedule following the channel’s restyling, and the success of content in weekend, primetime and daytime slots, partially offset by the effect of audience fragmentation. Domashny channel continues to grow its core female audience segment and enhance the commercial attractiveness of its demographic profile.

Peretz channel’s target audience share among 25 to 49 year-old viewers decreased year-on-year in the first quarter of 2015 from 2.4% to 1.9%, primarily reflecting increased competition from the channels that broadcast political news on the situation in Ukraine starting from March 2014. Peretz channel is currently in the process of repositioning, including changing its content strategy and transforming the channel to be more attractive to its target audience and advertisers.

Channel 31’s target audience share among 6 to 54 year-old viewers increased year-on-year in the first quarter of 2015 from 11.7% to 14.8%, reflecting successful changes in the programming schedule aimed at increasing the volume of local-language programming, as well as better performance of foreign content.

CTC Love, a new young entertainment channel in Russia with a core audience of ages 11-34, launched in April 2014 on cable and satellite networks and broadcasting free-to-air, since January 2015, has been part of the TNS ratings database since September 2014. The audience share of CTC Love among its all 11-34 target demographic was 0.8% in the first quarter of 2015; CTC Love technical penetration in 100+ cities is approximately 56%. The channel has managed to capture advertising sales in the first quarter of 2015 and the Company expects significant advertising sales growth in 2015.

Revenues

Total operating revenues decreased by 25% in ruble terms in the first quarter of 2015.  This was primarily driven by the 21% year-on-year decrease in the Russian television advertising market, lower year-on-year target audience share of CTC channel and, to lesser extent, a decline in the target audience share of Peretz channel. Positive drivers of revenue this quarter included our ability to command favorable advertising prices for our target audiences and the higher target audience share of Domashny channel. In addition, our new channel CTC Love contributed RUR 58 million to the group’s revenue. Revenues as reported in U.S. dollars were materially negatively affected by the depreciation of the ruble.

	Three Months Ended March 31,		Change	Three Months Ended March 31,		Change
	2014	2015		2014	2015
(RUB in million, US$ in million)	Rubles			Dollars
Operating revenues by segment:
CTC Channel	4,670.8	3,169.5	(32)%	132.9	51.1	(62)%
Domashny Channel	986.3	872.7	(12)%	28.1	14.0	(50)%
Peretz Channel	664.7	452.0	(32)%	19.0	7.3	(62)%
Channel 31*	658.9	672.6	2%	3.8	3.6	(5)%
All Other	90.1	198.9	120%	2.5	3.1	23%
Total operating revenues	6,546.3	4,917.9	(25)%	186.3	79.1	(58)%

*in Kazakh tenge

CTC channel’s revenues decreased by 32% in ruble terms when comparing the periods under review, largely reflecting the estimated decrease in the overall Russian television advertising market in the first quarter of 2015 and a decrease in the channel’s target audience share, partially offset by our ability to command favorable advertising prices for our target audience.

Domashny channel’s revenues decreased by 12% when comparing the periods under review, largely reflecting the joint effect of the estimated decrease in the overall Russian television advertising market in ruble terms, offset by an increase in target audience share.

Peretz channel’s revenues decreased by 32% in ruble terms when comparing the periods under review, largely reflecting the estimated decrease in the overall Russian television advertising market in the first quarter of 2015 and a decrease in channel’s target audience share, partially offset by our ability to command favorable advertising prices for our target audience.

Channel 31’s revenues increased by 2% in Kazakh tenge terms when comparing the three-month periods under review, reflecting the joint effect of an increase in target audience share and a 4% decrease in the estimated overall television advertising market in Kazakhstan in Kazakh tenge terms, as well as increased competition from smaller niche and non-free-to-air channels as a result of strengthening of the Kazakh law on local-language programming.

All other revenues in the first quarter of 2015 represent revenues of RUR 76.5 million from CTC-International, revenue of RUR 57.9 million from CTC Love, revenues of RUR 56.2 million from our digital media businesses and revenues of RUR 8.3 million from licensing.

Expenses

	Three Months			Three Months
	Ended March 31,		Change	Ended March 31,		Change
(RUB in million, US$ in million	2014	2015		2014	2015
except per share data)	Rubles			US Dollars

Operating expenses:
Direct operating expenses	(408.3)	(466.9)	14%	(11.7)	(7.5)	(35)%
Selling, general & administrative expenses	(1,459.7)	(1,245.4)	(15)%	(41.6)	(20.1)	(52)%
Programming expenses	(2,745.0)	(2,646.3)	(4)%	(78.6)	(42.6)	(46)%
Stock-based compensation expense	52.7	(37.7)	171%	1.5	(0.6)	140%
Depreciation & amortization	(273.0)	(219.4)	(20)%	(7.7)	(3.5)	(55)%
Total operating expenses	(4,833.4)	(4,615.6)	(5)%	(138.1)	(74.3)	(46)%

Our total operating expenses decreased by 5% in ruble terms when comparing the periods under review, mainly reflecting the joint effect of a decrease in programming expenses and selling, general and administrative expenses and increased stock-based compensation expense (discussed below).

Direct operating expenses increased by 14% in ruble terms in the first quarter of 2015, largely reflecting increased digital transmission costs for CTC and Domashny channels pursuant to the rollout plan for the second multiplex, transmission costs for our new channel CTC Love launched in the second quarter of 2014, and annual increases in analog transmission costs.

Selling, general and administrative expenses were down 15% in ruble terms in the first quarter of 2015, primarily due to decreases in compensation payable to Vi, reflecting decreased national advertising revenues at our Russian channels and reduced advertising and promotions expenses to address revenue decline, partially offset by increased legal and consulting expenses in connection with our response to the amendment to the Russian Mass Media Law.

Programming expenses were down 4% in ruble terms in the first quarter of 2015, reflecting a less expensive programming mix at our Russian channels to address current market conditions, partially offset by more expensive programming at Channel 31 in response to increased competition in Kazakhstan. We expect our programming expenses in ruble terms will be lower for the full year 2015 compared with the prior year.

Stock-based compensation expenses increased by $2.1 million, primarily due to the recognition of stock-based compensation benefit in the first quarter of 2014, reflecting re-measurement of the equity-based cash incentive awards granted to employees under our 2009 Stock Incentive Plan at their fair value as of the reporting date.

CTC Media’s consolidated OIBDA was therefore down 74% year-on-year in ruble terms to RUR 521.7 million ($8.4 million) in the first quarter (Q1 2014: RUR 1,985.9 million, or $56.0 million). OIBDA margin was down year-on-year to 10.6% in the first quarter of 2015 (Q1 2014: 30.3%).

CTC Media’s effective tax rate was (31%) and 15% for the three months ended March 31, 2014 and 2015, respectively. Our effective income tax rate in Q1 2015 was positively affected by a refund of income tax confirmed and reclaimed from Russian tax authorities based on our interpretation of certain positions taken in our historical income tax filings. Excluding this effect, our effective tax rate would have been 28% for the three months ended March 31, 2015.

Net income attributable to CTC Media, Inc. stockholders therefore was down 54% in ruble terms to RUB 511.6 million ($8.4 million) in the first quarter (Q1 2014: RUB 1,119.8 million or $31.2 million) and fully diluted earnings per share decreased to $0.05 (Q1 2014: $0.20).

Cash Flow

The Company’s net cash (used in)/provided by operating activities decreased by $35.7 million, totaling ($3.3) million for the first quarter of 2015 (Net cash provided by operating activities Q1 2014: $32.4 million), primarily reflecting the lower cash receipts from advertising sales, and, to a lesser extent, the effect of the depreciation of the Russian ruble against the US dollar.

Net cash provided by investing activities totaled $68.6 million for the first quarter of 2015 (Q1 2014: $3.5 million) and mainly represented net receipts from cash deposits of $68.5 million.

Net cash used in financing activities amounted to $27.5 million for the first quarter of 2015 (Q1 2014: $27.4 million) and primarily reflected the payment of $20.4 million in cash dividends to the Company’s stockholders and $6.9 million increase in other non-current assets, which represent dividends payable to one of our stockholders that were blocked pursuant to US sanctions imposed on Bank Rossiya.

The Company’s cash and cash equivalents and short-term investments and loan balance amounted to $108.0 million as of March 31, 2015, compared to $139.4 million at the end of the fourth quarter of 2014.

Dividends

The CTC Media Board of Directors considers dividends each quarter in light of market conditions, the Company’s cash requirements and the Company’s efforts to ensure compliance with the Mass Media Law. In light of current circumstances, the Board has decided not to declare a dividend to be paid in the second quarter of 2015. The Board believes that the interests of stockholders are best served by preserving the financial and strategic flexibility of the Company in the current market, operational and corporate circumstances. The Board will consider potential future dividends in light of market developments.

Update on the Mass Media Law

As previously announced, an amendment to the Russian Mass Media Law adopted in October 2014 will generally limit the aggregate foreign (non-Russian) beneficial ownership or control, direct or indirect, of Russian mass media, including television broadcasters, to no more than 20%. No amendments to or waivers from the Mass Media Law have been approved to date and therefore all mass media, including CTC Media’s Russian broadcasting businesses, will be required to comply with these ownership and control limitations by January 1, 2016 (subject to a one-year grace period for offshore intermediate holding structures ultimately owned and controlled by Russian individuals or companies). The adoption of the Mass Media Law creates significant uncertainty for CTC Media and its stockholders.

The Board of Directors, through its Advisory Committee, and the management team are continuing to work with external legal, financial and tax advisors to evaluate and implement an appropriate response that achieves compliance with the new law while safeguarding the interest of all stockholders. Based on the input of external advisers, the Board and management have not to date identified an alternative that they believe would comply with the new law without a material change in the ownership of the group’s Russian businesses or a sale or a buy back of a material portion of the common stock of the Company. Accordingly, as part of the Company’s efforts in this regard, the Company’s financial advisors have recently conducted an initial, formal process to identify and solicit offers from potential bidders; no offers have been received in that formal process. The Board of Directors and management are therefore continuing to review strategic options to achieve compliance with the new law, including exploring potential sale transactions with a limited number of third parties. If the Board identifies parties interested in acquiring the Company’s assets or shares and decides to pursue such sale, there can be no assurance that it would be successful in negotiating a transaction on acceptable terms or at all. In particular, any transaction may not result in proceeds at a level that reflects the underlying value of the business, particularly in light of current market conditions and the limitation of the pool of potential purchasers to Russian persons that are not subject to applicable international sanctions. As a result, the value of the common stock of the Company could further decline, and you may lose all or a significant portion of your investment.

2015 Outlook

The Company currently has limited visibility regarding 2015 and therefore will not provide detailed full-year revenue and profit outlook at this time. The Company will review this position on a regular basis moving forward in the context of prevailing market conditions. Third party reports have estimated that total Russian TV advertising spending may decline by 22% in the second quarter of 2015 and by 20% to 25% for the full year 2015.  CTC Media currently expects its total ruble revenues to be in line with the Russian TV advertising market as a whole in 2015, and to be adversely affected by the loss of anticipated sublicensing revenues in Ukraine as a result of the recently adopted Ukrainian law prohibiting the broadcast of certain Russian content produced after January 1, 2014. In light of market conditions, the Company has implemented significant cost savings and optimization measures, with the goal of reducing expenses in 2015, while ensuring a strong programming line-up for the second half of 2015.  Nevertheless, in light of the overall market contraction, the Company anticipates that OIBDA in 2015 is likely to be materially lower than in 2014. In the absence of significant changes in the overall market, the Company anticipates that OIBDA margin for the full year will be broadly in line with results for the first quarter of 2015.

Conference Call

The Company will host a conference call to discuss its first quarter 2015 financial results today, Thursday, April 30, 2015 at 10:00 a.m. EST / 3:00 p.m. UK / 5:00 p.m. Moscow time. To access the conference call, please dial:

US/International:	+ 1 646 254 3367
UK/International:	+44 (0) 20 3427 1915
Russia:	+7 (8) 495 705 9450
Confirmation Code:	2590518

A live webcast of the conference call will also be available via the investor relations section of the Company’s corporate web site - www.ctcmedia.ru/investors. The webcast will also be archived on the Company’s web site for two weeks.

About CTC Media, Inc.

CTC Media is a leading Russian independent media company, with operations throughout Russia and elsewhere in the CIS. It operates three free-to-air television networks in Russia — CTC, Domashny and Peretz — as well as CTC-Love in Russia and Channel 31 in Kazakhstan, with a combined potential audience of over 150 million people. The international pay-TV version of the CTC channel is available in North America, Europe, Central Asia, Armenia, Georgia, Azerbaijan, the Middle East and Kyrgyzstan. Peretz is also available in Belarus and Kyrgyzstan. CTC Media also has a number of digital entertainment media assets: videomore.ru, domashniy.ru, ctc.ru, peretz.ru. The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol “CTCM”.  For more information on CTC Media, please visit www.ctcmedia.ru.

***

For further information, please visit www.ctcmedia.ru or contact:

CTC Media, Inc.

Investor Relations

+7 495 981 0740
ir@ctcmedia.ru

Media Relations

+7 (495) 785 63 47 ext. 4352

+ 7 (985) 763 00 85

pr@ctcmedia.ru

Use of Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with US GAAP, the Company uses the following non-GAAP financial measures: OIBDA (on a consolidated and segment basis) and OIBDA margin. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the accompanying financial tables included at the end of this release.

The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that these non-GAAP financial measures provide meaningful supplemental information regarding its performance and liquidity by excluding certain expenses that may not be indicative of its recurring core business operating results. These metrics are used by management to further its understanding of the Company’s operating performance in the ordinary, ongoing and customary course of operations. The Company also believes that these metrics provide investors and equity analysts with a useful basis for analyzing operating performance against historical data and the results of comparable companies.

OIBDA and OIBDA margin. OIBDA is defined as operating income before depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights). OIBDA margin is defined as OIBDA divided by total operating revenues. The most directly comparable GAAP measures to OIBDA and OIBDA margin are operating income and operating income margin, respectively. Unlike operating income, OIBDA excludes depreciation and amortization, other than amortization of programming rights and sublicensing rights. The purchase of programming rights is the Company’s most significant expenditure that enables it to generate revenues, and OIBDA includes the impact of the amortization of these rights. Expenditures for capital items such as property, plant and equipment have a materially less significant impact on the Company’s ability to generate revenues. For this reason, the Company excludes the related depreciation expense for these items from OIBDA. Moreover, a significant portion of the Company’s intangible assets were acquired in business acquisitions. The amortization of intangible assets is therefore also excluded from OIBDA.

Caution Concerning Forward Looking Statements

Certain statements in this press release that are not based on historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, among others, statements regarding the impact of recent amendments to the Russian law “On Mass Media” and the Company’s potential actions in response to this change in law, developments in the macroeconomic environment, including the impact of international economic sanctions; developments in the Company’s market; and the Company’s estimates for the development of the overall Russian TV advertising market and of its revenues, expenses and audience shares in 2015. These statements reflect the Company’s current expectations concerning future results and events. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of CTC Media to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

The potential risks and uncertainties that could cause actual future results to differ from those expressed or implied by forward-looking statements include, among others, the impact of recent amendments to the Russian law “On Mass Media” and the success of the Company’s efforts to respond to this law; geopolitical events involving Russia and the other countries in which the Company operates, including any potential negative economic impact of such events; depreciation of the value of the Russian ruble compared to the US dollar; the effect of international economic sanctions; changes in the size of the Russian television advertising market compared with current estimates of anticipated market; the continued successful operation of the Company’s own internal sales house structure; competitive pressures; the Company’s ability to deliver audience share, particularly in primetime, to its advertisers; and free-to-air television remaining a significant advertising forum in Russia. These and other risks are described in the “Risk Factors” section of CTC Media’s annual report on Form 10-K filed with the SEC on March 5, 2015, and its quarterly report on Form 10-Q to be filed with the SEC on or about the date hereof.

Other unknown or unpredictable factors could have material adverse effects on CTC Media’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed herein may not occur. You are cautioned not to place undue reliance on these forward-looking statements. CTC Media does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

CTC MEDIA, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands of US dollars, except share and per share data)

	Three months ended March 31,
	2014	2015
REVENUES:
Advertising	$184,563	$77,356
Sublicensing revenue and other revenues	1,684	1,782
Total operating revenues	186,247	79,138
EXPENSES:
Direct operating expenses (exclusive of programming expenses, shown below; exclusive of depreciation and amortization of $6,642 and $3,052 for the three months ended March 31, 2014 and 2015, respectively; and exclusive of stock-based compensation (expenses) benefit of $1,149 and $(232) for the three months ended March 31, 2014 and 2015, respectively)	(11,653)	(7,518)
Selling, general and administrative (exclusive of depreciation and amortization of $1,190 and $482 for the three months ended March 31, 2014 and 2015, respectively; and exclusive of stock-based compensation (expense) benefit of $358 and $(373) for the three months ended March 31, 2014 and 2015, respectively)	(41,552)	(20,063)
Stock-based compensation (expense) benefit	1,507	(605)
Programming expenses	(78,578)	(42,578)
Depreciation and amortization	(7,832)	(3,534)
Total operating expenses	(138,108)	(74,298)
OPERATING INCOME	48,139	4,840
FOREIGN CURRENCY GAINS (LOSSES)	(3,370)	1,120
INTEREST INCOME	3,278	1,629
INTEREST EXPENSE	(136)	(80)
OTHER NON-OPERATING LOSS, net	(1,058)	(203)
EQUITY IN INCOME (LOSS) OF INVESTEE COMPANIES	(939)	2
Income before income tax	45,914	7,308
INCOME TAX BENEFIT (EXPENSE)	(14,179)	1,112
CONSOLIDATED NET INCOME	$31,735	$8,420
LESS: INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	$(519)	$(3)
NET INCOME ATTRIBUTABLE TO CTC MEDIA, INC. STOCKHOLDERS	$31,216	$8,417
Net income per share attributable to CTC Media, Inc. stockholders—basic	$0.20	$0.05
Net income per share attributable to CTC Media, Inc. stockholders—diluted	$0.20	$0.05
Weighted average common shares outstanding—basic	155,710,719	155,782,325
Weighted average common shares outstanding—diluted	155,803,931	156,156,059
Dividends declared per share	$0.18	$0.18

CTC MEDIA, INC, AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands of US dollars, except share and per share data)

	December 31, 2014	March 31, 2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$37,836	$73,935
Short-term investments	103,800	36,034
Trade accounts receivable, net of allowance for doubtful accounts (December 31, 2014—$1,297; March 31, 2015—$1,194)	25,738	21,794
Taxes reclaimable	14,544	17,944
Prepayments	42,798	35,935
Programming rights, net	112,793	101,336
Deferred tax assets	20,307	19,584
Other current assets	262	1,821
TOTAL CURRENT ASSETS	358,078	308,383
PROPERTY AND EQUIPMENT, net	18,520	16,765
INTANGIBLE ASSETS, net:
Broadcasting licenses	28,366	25,758
Cable network connections	11,345	10,254
Trade names	3,510	3,375
Other intangible assets	2,762	2,575
Net intangible assets	45,983	41,962
GOODWILL	53,627	51,608
PROGRAMMING RIGHTS, net	72,446	84,049
INVESTMENTS IN AND ADVANCES TO INVESTEES	3,167	2,871
PREPAYMENTS	13,719	15,967
DEFERRED TAX ASSETS	8,526	8,443
OTHER NON-CURRENT ASSETS	34,987	42,558
TOTAL ASSETS	$609,053	$572,606
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Bank loans	2,192	2,019
Accounts payable	56,670	59,054
Accrued liabilities	17,044	13,392
Dividends blocked under sanctions	27,684	34,605
Taxes payable	15,632	8,082
Deferred revenue	6,652	6,808
Deferred tax liabilities	58,827	57,380
TOTAL CURRENT LIABILITIES	184,701	181,340
DEFERRED TAX LIABILITIES	6,910	6,166
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock ($0.01 par value; shares authorized 175,772,173; shares issued December 31, 2014 and March 31, 2015—158,210,719)	1,582	1,582
Additional paid-in capital	496,905	496,853
Retained earnings	385,643	366,588
Accumulated other comprehensive loss	(444,591)	(498,586)
Less: Common stock held in treasury, at cost (December 31, 2014—2,448,553 shares; March 31, 2015—2,375,980 shares)	(29,115)	(28,252)
Non-controlling interest	7,018	6,915
TOTAL STOCKHOLDERS’ EQUITY	417,442	385,100
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$609,053	$572,606

CTC MEDIA, INC, AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of US dollars)

	Three months ended March 31,
	2014	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$31,735	$8,420
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred tax expense (benefit)	3,279	(2,152)
Depreciation and amortization	7,832	3,534
Programming expenses	78,578	42,578
Stock-based compensation expense (benefit)	(1,507)	605
Equity in (income) loss of unconsolidated investees	939	(2)
Foreign currency (gains) losses	3,370	(1,120)
Changes in provision for tax contingencies	(892)	(3,111)
Changes in provision for doubtful accounts	—	813
Changes in operating assets and liabilities:
Trade accounts receivable	11,175	1,336
Prepayments	(1,173)	719
Other assets	1,345	(833)
Accounts payable and accrued liabilities	(12,425)	(3,982)
Deferred revenue	2,771	445
Other liabilities	(7,968)	(6,914)
Payments for multiplex	—	(1,195)
Acquisition of programming and sublicensing rights	(84,656)	(42,467)
Net cash provided by/(used in) operating activities	32,403	(3,326)
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of property and equipment and intangible assets	(974)	(587)
Proceeds from sale of property and equipment	—	704
Receipts from deposits, net	4,522	68,463
Net cash provided by investing activities	3,548	68,580
CASH FLOWS FROM FINANCING ACTIVITIES:
Settlement of loan	(91)	(220)
Increase in other non-current assets	(6,916)	(6,921)
Dividends paid to stockholders	(20,333)	(20,350)
Dividends paid to non-controlling interest	(24)	(16)
Net cash used in financing activities	(27,364)	(27,507)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(1,422)	(1,648)
Net increase in cash and cash equivalents	7,165	36,099
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	30,574	37,836
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$37,739	$73,935

CTC MEDIA, INC. AND SUBSIDIARIES

UNAUDITED SEGMENT FINANCIAL INFORMATION

 (in thousands of US dollars)

	Three months ended March 31, 2014
	Operating revenue from external customers	Intersegment revenues	Advertising revenue from external customers	Operating income/ (loss)	Depreciation and amortization	Programming expenses	OIBDA

CTC Channel	$132,884	$276	$132,629	$39,690	$(2,309)	$(58,166)	$41,999
Domashny Channel	28,080	29	27,839	6,521	(1,823)	(11,881)	8,344
Peretz Channel	18,956	2	18,810	3,625	(2,676)	(6,272)	6,301
31 Channel	3,812	—	3,673	(28)	(658)	(2,141)	630
All other	2,515	23	1,612	(1,669)	(366)	(118)	(1,303)
Business segment results	$186,247	$330	$184,563	$48,139	$(7,832)	$(78,578)	$55,971
Eliminations	—	(330)	—	—	—	—	—
Consolidated results	$186,247	$—	$184,563	$48,139	$(7,832)	$(78,578)	$55,971

CTC MEDIA, INC. AND SUBSIDIARIES

UNAUDITED SEGMENT FINANCIAL INFORMATION (CONTINUED)

 (in thousands of US dollars)

	Three months ended March 31, 2015
	Operating revenue from external customers	Intersegment revenues	Advertising revenue from external customers	Operating income/ (loss)	Depreciation and amortization	Programming expenses	OIBDA

CTC Channel	$51,078	$162	$50,866	$5,038	$(895)	$(31,134)	$5,933
Domashny Channel	14,041	27	14,001	2,799	(717)	(6,318)	3,516
Peretz Channel	7,274	1	7,235	781	(706)	(2,748)	1,487
31 Channel	3,639	—	3,495	(666)	(756)	(2,304)	90
All other	3,106	15	1,759	(3,112)	(460)	(74)	(2,652)
Business segment results	$79,138	$205	$77,356	$4,840	$(3,534)	$(42,578)	$8,374
Eliminations	—	(205)	—	—	—	—	—
Consolidated results	$79,138	$—	$77,356	$4,840	$(3,534)	$(42,578)	$8,374

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF CONSOLIDATED OIBDA TO

CONSOLIDATED OPERATING INCOME

	Three months ended
	March 31,
(US$ 000’s)	2014	2015

OIBDA	$55,971	$8,374

Depreciation and amortization	(7,832)	(3,534)
Operating income	$48,139	$4,840

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF CONSOLIDATED OIBDA MARGIN TO

CONSOLIDATED OPERATING INCOME MARGIN

	Three months ended
	March 31,
	2014	2015

OIBDA margin	30.1%	10.6%

Depreciation and amortization as a % of total operating revenues	(4.3)%	(4.5)%
Operating income margin	25.8%	6.1%

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF SEGMENT OIBDA TO SEGMENT OPERATING INCOME

Three Months Ended March 31, 2014

(US$ 000’s)	OIBDA	Depreciation and amortization	Operating income / (loss)

CTC Channel	$41,999	$(2,309)	39,690
Domashny Channel	8,344	(1,823)	6,521
Peretz Channel	6,301	(2,676)	3,625
31 Channel	630	(658)	(28)
All other	(1,303)	(366)	(1,669)
Consolidated results	$55,971	$(7,832)	$48,139

Three Months Ended March 31, 2015

(US$ 000’s)	OIBDA	Depreciation and amortization	Operating income / (loss)

CTC Channel	$5,933	$(895)	$5,038
Domashny Channel	3,516	(717)	2,799
Peretz Channel	1,487	(706)	781
31 Channel	90	(756)	(666)
All other	(2,652)	(460)	(3,112)
Consolidated results	$8,374	$(3,534)	$4,840